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                                                                    EXHIBIT 99.1

ASCHE TRANSPORTATION SERVICES, INC. TERMINATES CHIEF
EXECUTIVE OFFICER AND VICE PRESIDENT

February 28, 2000
SHANNON, Ill., Feb. 28/PRNewswire/ -- Asche Transportation Services, Inc. (the "Company"), ASHE , announced today that Larry L. Asche, Chairman and Chief Executive Officer and Diane L. Asche, Vice President and Secretary, have been terminated for cause under their employment agreements with the Company. An investigation by the Company's outside auditors at the request of the audit committee revealed that Mr. and Mrs. Asche had allegedly misappropriated approximately $1,000,000 from the Company over a number of years through a combination of improper payments by the Company to parties related to them for leased trailer maintenance expenses and other unauthorized payments and reimbursements. The Company also announced that it has commenced litigation against Mr. and Mrs. Asche and related parties to recover such payments.

John J. Quirk, Principal of Churchill Capital, Inc., has been appointed Chairman of the Board.

Gary I. Goldberg has been appointed Chief Executive Officer and President of the Company. Mr. Goldberg has been a shareholder and director of the Company for several years and serves as President of Specialty Transportation Services, Inc. ("STS"), the Company's waste transportation subsidiary. "I look forward to working with the employees at Asche Transfer to continue providing quality service to our customers while at the same time improving our profit margins," stated Gary Goldberg. "I am also available to the investment community to respond to their questions or comments effective immediately," added Mr. Goldberg.

An executive committee of outside directors has been formed to assist Mr. Goldberg in managing the business and affairs of the Company. Changes have also been made to the audit, compensation and stock option committees of the Company.

The Company has already implemented measures at Asche Transfer to reduce costs and improve profit margins. These measures, which are expected to result in cost savings in excess of $1.0 million annually, include the closure of a non-essential maintenance facility in Atlanta, Georgia, the transfer of all maintenance to a new $2.0 million Company-owned facility in Rockford, Illinois and the reduction of non-essential personnel.

The Company is continuing its review of accounting matters at its Asche Transfer, Inc. subsidiary, as previously reported. Based on the preliminary results of its review, the Company does not believe that any connection exists between the accounting matters at Asche Transfer, Inc. and the present situation involving Mr. and Mrs. Asche. In addition, these accounting matters do not affect the Company's other two subsidiaries,



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AG Carriers, Inc. and STS.

The Company, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time-sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. STS, as an operating subsidiary of the Company, is a leading provider of municipal solid waste and bulk industrial transport services. Its shares trade on the Nasdaq National Market under the symbol ASHE.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors, including, among others, those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to, general economic conditions, availability of drivers, fuel costs, labor costs, interest rates, competition and governmental regulations.

Contact: Gary I. Goldberg (219) 764-3636 or Leon M. Monachos (800) 775-3035, ext. 153.

SOURCE:  Asche Transportation Services, Inc.